Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 628-4791

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Rebecca Squires
(650) 628-4909
Rebecca_Squires@conceptus.com

CONCEPTUS RECEIVES FDA APPROVAL FOR ESSURE FOUR-
AND FIVE-YEAR EFFECTIVENESS

SAN CARLOS, Calif. (July 18, 2005) – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® non-incisional permanent birth control procedure, today announced that it has received approval from the U.S. Food and Drug Administration (FDA) to extend effectiveness data on the Essure product labeling.

The PMA supplement filed in late January supports an extension of the effectiveness rate of Essure to 99.80% after four years and 99.74% after five years of follow-up, from the previously approved 99.80% at three years. The five-year effectiveness was demonstrated in a portion of the women undergoing clinical studies and follow-up of the remaining clinical trial patients is ongoing. The PMA supplement was supported by Phase II and Pivotal clinical trial data demonstrating zero pregnancies in more than 29,000 women-months of reliance on Essure.  There continue to be no pregnancies to date among patients who had been enrolled in the Essure phase II and pivotal trials.

“Essure has reached an important long-term milestone with an exceptionally high effectiveness rating that has remained consistent over time,” commented Mark Sieczkarek, President and Chief Executive Officer of Conceptus.  “Essure has now established a long-term efficacy very critical to physicians, payers and patients.  For women looking for permanent birth control, we believe that Essure is the best choice from every perspective, including cost, convenience, risk and effectiveness.”

About the Essure Procedure

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter.  Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube.  An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is able to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control.  The Essure procedure is 99.74% effective after five years of follow-up.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure, designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide.  The availability of the Essure procedure in the U.S. is expected to open up a market currently occupied by incisional tubal ligation and vasectomy, which combined account for over 1 million procedures annually.

Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information Center at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Discussions regarding FDA regulatory approvals, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors such as strategic planning decisions by management, re-allocation of internal resources, decisions by insurance companies, scientific advances by third parties, and introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

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